SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2006 (August 18, 2006)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ	07662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into A Material Definitive Agreement.

Paragraph (a) (3) of the Form 8-K filed on August 24, 2006 is amended to correct the table listing awards of stock appreciation rights settled in stock (“SAR’s”). The paragraph is amended to read in its entirety as follows:

(3)On August 18, 2006, the Committee made awards of SAR’s under the 2006 Plan to the Named Executive Officers and certain officers of the Company’s subsidiaries. The Committee approved a standard form of SAR award agreement, which is an exhibit to this Report.

SAR’s give the holder the right to exercise the right and receive shares of Company stock with a then current market value equivalent to the appreciation in the market price of Company stock between the date of grant of the SAR and the date of exercise with respect to a designated number of shares.

The above summary description of SAR’s is qualified in its entirety by reference to the more complete description contained in the SAR award agreement.

The potential appreciation in the SAR’s is based on the closing market price per share on The NASDAQ Global Market on August 17, 2006 of $16.33.

The SAR’s are exercisable for a term of seven years with five-year vesting.

The Named Executive Officers received SAR’s with respect to the following numbers of shares of Company stock:

Name	Number of Shares
Raphael Benaroya	57,500*
George R. Remeta	50,000
Paul D. McFarren	5,000
Kenneth P. Carroll	25,000
Jon Grossman	5,000

______

*The report filed by the Company with the Securities and Exchange Commission on August 24, 2006 reported, among other things, the issuance of shares of restricted stock and SAR’s to Raphael Benaroya. The terms of the 2006 Plan limit the size of the awards to any individual in a calendar year to 75,000 shares of restricted stock (as reported on August 24, 2006) and 57,500 SAR’s. However, the report filed on August 24, 2006 reported 75,000 SAR’s as being issued. The proper number of SAR’s held by Mr. Benaroya is 57,500.

Management does not believe that the SAR’s awarded to any officer of the Company’s subsidiaries were material.

All other paragraphs of Item 1.01 and the entirety of Item 9.02 as filed on August 24, 2006 remain in effect unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 25, 2006	UNITED RETAIL GROUP, INC.
(Registrant)

By: /s/GEORGE R. REMETA
George R. Remeta
Chief Administrative Officer